AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT


June 8, 2001

Huntco Steel, Inc.
14323 S. Outer Forty Drive
Suite 600 North
Town and Country, Missouri 63017

Gentlemen:

Congress Financial Corporation (Central), an Illinois corporation
(together with its successors and assigns, "Lender"), Huntco Steel, Inc., a Delaware corporation ("Huntco Steel"), Midwest Products, Inc., a Missouri corporation ("Midwest", and together with Huntco Steel, individually, each a "Borrower" and collectively, "Borrowers"), Huntco Inc., a Missouri corporation ("Huntco"), Huntco Nevada, Inc, a Nevada corporation ("Huntco Nevada") and
HSI Aviation, Inc., a Missouri corporation ("HSIA", and together with Huntco and Huntco Nevada, individually, each a "Guarantor" and collectively, "Guarantors") have entered into financing arrangements pursuant to which Lender may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Loan and Security Agreement, dated April 15, 1999, among Lender, Borrowers and Guarantors (as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the "Loan Agreement", and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended and supplemented, collectively, the "Financing Agreements").

Borrowers and Guarantors have requested certain amendments to and consents in connection with the Loan Agreement and Lender is willing to agree to such amendments and grant such consents, subject to the terms and condi-tions contained herein. By this Amendment, Lender, Borrowers and Guarantors desire and intend to evidence such amendments and consents.

In consideration of the foregoing and the agreements and covenants contained herein, the parties hereto agree as follows:

1.  Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

(i) "Amendment No. 1" shall mean this Amendment No. 1 to
Loan and Security Agreement by and among Lender, Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) "Blytheville Asset Purchase Agreement" shall mean the
Asset Purchase Agreement, dated as of April 30, 2001, by and among Huntco Steel, Huntco and Blytheville Purchaser, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(iii) "Blytheville Fixed Assets" shall mean the Real
Property of Huntco Steel located in Blytheville, Arkansas, together with the assets of Huntco Steel located therein used in connection with the operation by Huntco Steel of its cold mill steel processing plant, all as more particularly described on Exhibit A hereto, which includes, without limitation, a pickling line, a reversing cold reduction mill, annealing furnaces and a tempering mill, but which excludes the Retained Blytheville Fixed Assets.

(iv) "Blytheville Purchaser" shall mean EBF LLC, a Delaware limited liability company, and its successors and assigns.

(v) "Blytheville Sale" shall mean the sale by Huntco Steel to the Blytheville Purchaser of the Blytheville Fixed Assets pursuant to the Blytheville Asset Purchase Agreement (as in effect on the date hereof).

(vi) "Capital Expenditures" shall mean, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years.

(vii) "Commodity" shall mean steel that conforms to the specifications described on Exhibit B hereto.

(viii) "Consolidated Net Income" shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary and/or one time or unusual and non-recurring gains) after deducting all charges which should be deducted before arriving at the net income (loss) for such period and, without duplication, after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (A) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; (B) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly-owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly-owned Subsidiaries or that Person's assets are acquired by such Person or by its wholly-owned Subsidiaries shall be excluded; and (C) the net income (if positive) of any wholly-owned Subsidiary (which is not a Borrower) to the extent that the declaration or payment of dividends or similar distributions by such wholly-owned Subsidiary to such Person or to any other wholly-owned Subsidiary of such Person is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such wholly-owned Subsidiary shall be excluded. For the purposes of this definition, net income excludes any gain together with any related Provision for Taxes for such gain realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any Capital Stock of such Person or a Subsidiary of such Person and any net income realized or loss incurred as a result of changes in accounting principles or the application thereof to such Person.

(ix) "EBITDA" shall mean, as to any Person, with respect to any period, an amount equal to: (A) the Consolidated Net Income of such Person and its Subsidiaries for such period determined in accordance with GAAP, plus
(B) depreciation, amortization and other non-cash charges (including, but not limited to, imputed interest and deferred compensation) for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (C) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (D) charges for Federal, State, local and foreign income taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).

(x) "Enron" shall mean Enron North America Corp., a Delaware corporation and its successors and assigns.

(xi) "Enron Credit Agreements" shall mean, collectively, the Loan Agreement, dated as of April 6, 2001, by and among Enron, Borrowers and Guarantors and all agreements, documents and instruments at any time executed and/or delivered by any Borrower or any Guarantor or any other person to, with or in favor of Enron in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, provided, that, the term "Enron Credit Agreements" as used herein shall not include the Enron Inventory Agreements except for the separate Guarantees, each dated as of April 6, 2001, by Huntco, Huntco Nevada and Midwest in favor of Enron, the separate Security Agreements, each dated as of April 6, 2001, by Huntco Steel, Huntco, Huntco Nevada and Midwest in favor of Enron and the separate Pledge Agreements, each dated as of April 6, 2001, by Huntco and Huntco Nevada in favor of Enron, and the financing statements related to each of the foregoing.

(xii) "Enron Intercreditor Agreement" shall mean the Intercreditor and Subordination Agreement, dated on or about the date hereof, by and between Enron and Lender, as acknowledged by each Borrower and Guarantor, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xiii) "Enron Inventory Agreements" shall mean, collectively, IMA1, IMA2, the Master Purchase Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Borrower or Guarantor or any other person to, with or in favor of Enron in connection therewith or related hereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, provided, that, the term "Enron Inventory Agreements" shall not include the Enron Credit Agreements except for the separate Guarantees, each dated as of April 6, 2001, by Huntco, Huntco Nevada and Midwest in favor of Enron, the separate Security Agreements, each dated as of April 6, 2001, by Huntco Steel, Huntco, Huntco Nevada and Midwest in favor of Enron and the separate Pledge Agreements, each dated as of April 6, 2001, by Huntco and Huntco Nevada in favor of Enron, and the financing statements related to each of the foregoing.

(xiv) "Enron Inventory Collateral" shall mean any of the following that is owned by Enron or, notwithstanding having been purchased and paid for by Enron, is at any time determined to be, through recharacterization or otherwise, property of Huntco Steel: (a) all steel products, including all Commodity (collectively, "Steel Products"), purchased by Enron after the date hereof pursuant to or in connection with the provisions of IMA1 and/or IMA2 that has not been sold by Enron to and paid for by Huntco Steel and (b) any proceeds, insurance, indemnity, warranty, or guaranty of or for any such Steel Products. In no event shall the term "Enron Inventory Collateral" include (i) any Steel Products that were purchased by Enron from Huntco Steel with respect to which Enron owes Huntco Steel any amounts or (ii) any rights to payment of any Borrower or Guarantor, whether or not earned by performance, for any property which a Borrower or Guarantor purchased from Enron and fully paid for that is subsequently sold, leased, licensed, assigned or otherwise disposed of by such Borrower or Guarantor.

(xv) "Fixed Charges" for any period shall mean the sum of, without duplication, (A) all Interest Expense, plus (B) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating amounts in item (A) of this definition, the interest component with respect to Indebtedness under Capital Leases) plus (C) the fees paid to Lender in respect of the financing arrangements provided for herein, including unused line fees and monthly servicing fees. The foregoing shall not be construed to include principal payments on Indebtedness arising pursuant to revolving loans and advances.

(xvi) "Fixed Charge Coverage Ratio" for any Testing Period shall mean, with respect to Huntco and its Subsidiaries, on a consolidated basis, the ratio of (A) the amount equal to (1) EBITDA during such Testing Period less (2) the product of the Capital Expenditures for such Testing Period multiplied by the ratio of (a) the number of months in such Testing Period divided by (b) 12 to (B) Fixed Charges of Huntco and its Subsidiaries for such Testing Period.

(xvii)  "IMA1" shall mean the Inventory Management Agreement
(Phase I), dated as of April 6, 2001, by and between Enron and Huntco Steel.

(xviii) "IMA2" shall mean the Inventory Management Agreement
(Phase II), dated as of April 6, 2001, by and between Enron and Huntco Steel.

(xix) "Interest Expense" shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts and bank fees, commissions, discounts and other fees and charges owed with respect to letters of credit, banker's acceptances or similar instruments.

(xx) "Master Purchase Agreement" shall mean the Master Steel Purchase and Sale Agreement, dated as of April 6, 2001, by and between Enron and Huntco Steel, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xxi) "Retained Blytheville Fixed Assets" shall mean the Real Property of Huntco Steel located in Blytheville, Arkansas, together with the assets of Huntco Steel located therein, all as more particularly described on Exhibit C hereto.

(xxii) "Springfield Real Property" shall mean the Real Property of Huntco Steel consisting of all of Suites 200, 300, 400 and 500 in Building J of Tract II in Woodhurst Office Park located at 1200 East Woodhurst Drive, Springfield, Missouri 65804.

(xxiii) "Springfield Purchaser" shall mean Sheldan, LLC, a Missouri limited liability company and its successors and assigns.

(xxiv) "Springfield Real Property Sale" shall mean the sale by Huntco Steel to the Springfield Purchaser of the Springfield Real Property pursuant to the Springfield Sale Contract (as in effect on the date hereof).

(xxv) "Springfield Sale Contract" shall mean the Commercial and Industrial Real Estate Contract, effective as of April 9, 2001, by and between Huntco Steel and Springfield Purchaser, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(xxvi) "Testing Period" shall mean, with respect to Huntco and its Subsidiaries, at any time during any year, the period commencing on the immediately preceding July 1 and ending on the last day of the most recently ended month, which period shall not exceed twelve (12) months; it being understood that the initial Testing Period shall begin on July 1, 2001 and end on July 31, 2001.

(b) Interpretation. For purposes of this Amendment, unless otherwise defined herein, all terms used herein, including, but not limited to, those terms used and/or defined in the recitals above, shall have the respective meanings assigned to such terms in the Loan Agreement.

2. Consent to Enron Inventory Agreements. Subject to the terms and conditions contained in this Amendment, to the extent such consent is or may be required under the Loan Agreement, Lender hereby consents to the Enron Inventory Agreements (as in effect on the date hereof) and the arrangements contemplated thereunder, including sale by Huntco Steel of Commodity from time to time to Enron pursuant to the exercise of the put option with respect to such Commodity granted by Enron to Huntco Steel upon the purchase by Huntco Steel of such Inventory in accordance with the terms of the Enron Inventory Agreements (as in effect on the date hereof) and the purchase by Huntco Steel from time to time of Commodity from Enron in accordance with the Enron Inventory Agreements (as in effect on the date hereof).

3. Consent to Redemption of Blytheville 1992 Bonds. Subject to the terms and conditions contained in this Amendment, to the extent such consent is or may be required under the Loan Agreement, Lender hereby consents to each of the following (the "1992 Redemption"): (a) the payment by Huntco Steel to the Blytheville 1992 Bond Trustee in the amount of $257,118.77 plus per diem interest thereon of $46.05 for each day from June 5, 2001, through the date of redemption for the purpose of the redemption and cancellation of the Blytheville 1992 Bonds and (b) the termination of each of the Blytheville 1992 Bond Agreements; provided, that, Lender shall have received evidence, in form and substance satisfactory to Lender, that (i) the Blytheville 1992 Bonds have been redeemed in full and cancelled, (ii) the liens on and security interests in the assets of Huntco Steel granted pursuant to the 1992 Bond Agreements have been released and discharged in full and no Borrower or Guarantor has any liabilities or obligations pursuant to the 1992 Bond Agreements, (iii) the City has conveyed to Huntco Steel by deed and bill of sale the Real Property and other personal property included in the Blytheville Fixed Assets that was subject to the Blytheville 1992 Bond Agreements, (iv) Huntco Steel has conveyed to the Blytheville Purchaser by one or more deeds or bills of sale the Blytheville Fixed Assets, (v) the City has conveyed to Huntco Steel by deed the Retained Blytheville Fixed Assets and (vi) Lender shall have received evidence, in form and substance satisfactory to Lender, that all consents from any Governmental Authority or other Person required in connection with the foregoing have been obtained and are in full force and effect, including, without limitation, from the City of Blytheville and the Blytheville 1992
Bond Trustee.

4. Consent to Redemption of Blytheville 1995 and 1996 Bonds. Subject to the terms and conditions contained in this Amendment, to the extent such consent is or may be required under the Loan Agreement, Lender hereby consents to each of the following (the "1995/1996 Redemption"): (a) the contribution of capital by Huntco Nevada to Huntco Steel of the Blytheville Subordinate Bonds and the subsequent surrender of such Bonds by Huntco Steel to the Blytheville Subordinate Bond Trustee, (b) the redemption in full and cancellation of the each of the Blytheville Subordinate Bonds (so long as no Borrower or Guarantor is required to pay cash or incur any indebtedness in connection therewith) and
(c) the termination of each of the Blytheville Subordinate Bond Agreements; provided, that, Lender shall have received evidence, in form and substance satisfactory to Lender, that (i) the Blytheville Subordinate Bonds have been redeemed in full and cancelled (without the payment of any cash or the incurrence of any indebtedness by any Borrower or Guarantor), (ii) the lien on and security interests in the assets of Huntco Steel granted pursuant to the Blytheville Subordinate Bond Agreements have been released and discharged in full and no Borrower or Guarantor has any liabilities or obligations pursuant to the Blytheville Subordinate Bond Agreements, (iii) the City has conveyed to Huntco Steel by deed and bill of sale the Real Property and other personal property included in the Blytheville Fixed Assets that was subject to the Blytheville Subordinate Bond Agreements, (iv) Huntco Steel has conveyed to the Blytheville Purchaser by one or more deeds or bills of sale the Blytheville Fixed Assets, (v) the City has conveyed to Huntco Steel by deed the Retained Blytheville Fixed Assets and (vi) all consents from any Governmental Authority or other Person required in connection with the foregoing have been obtained and are in full force and effect, including, without limitation, from the City of Blytheville and the Blytheville Subordinate Bond Trustee. Upon the effectiveness of Lender's consent set forth in this Section 4, Lender shall release its security interest in the Blytheville 1995 Bonds and the Blytheville 1996 Bonds.

5. Dissolution of HSIA. Notwithstanding anything to the contrary contained in Section 9.1 of the Loan Agreement, HSIA may wind up, liquidate or dissolve, provided, that, each of the following conditions is satisfied as determined by Lender: (a) the winding up, liquidation and dissolution of HSIA shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any material indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower or Guarantor is a party or may be bound, (b) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (c) effective upon such winding up, liquidation or dissolution, all of the assets and properties of HSIA shall be duly and validly transferred and assigned to Huntco Steel free and clear of any liens, restrictions or encumbrances other than the security interests and liens of Lender or other security interests, liens, restrictions or encumbrances expressly permitted hereunder (and Lender shall have received such evidence thereof as Lender may require), (d) Lender shall have received copies of all documents and agreements of HSIA to be filed with any Governmental Authority or otherwise required to effectuate such winding up, liquidation or dissolution, (e) no Borrower or Guarantor shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of HSIA, unless such Indebtedness is otherwise expressly permitted hereunder or such obligations or liabilities are not prohibited under the Loan Agreement or any of the other Financing Agreements,
(f) Lender shall have received not less than three (3) Business Days' prior written notice of the intention of HSIA to wind up, liquidate or dissolve,
(g) Lender shall have received copies of such deeds, assignments or other agreements as Lender may reasonably request to evidence and confirm the transfer of the assets of HSIA to Huntco Steel, and (h) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing (after giving effect to the waiver set forth herein).

6. Eligible Inventory. Section 1.28 of the Loan Agreement is hereby amended by adding the following new subsection (m) thereto:

"; and (m) Enron Inventory Collateral."

7.  Equipment Availability.  The first clause of Section 1.32 of the
Loan Agreement (up to but excluding clause (a) of such Section) is deleted in its entirety and the following is substituted therefor:

"1.32 "Equipment Availability" shall mean, as to Huntco
Steel the amount equal to $11,428,180, as reduced effective as of the first day of each month commencing on June 1, 2001 by an amount equal to $190,470 per month and, as to Midwest, the amount equal to $662,040, as reduced effective as of the first day of each month commencing on June 1, 2001 by an amount equal to $11,034 per month, provided, that:"

8. Interest Rate. Section 1.51 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

"1.51 "Interest Rate" shall mean the following:

(a) subject to clause (b) below, as to Prime Rate Loans, a rate equal to one (1%) percent per annum in excess of the Prime Rate and, as to Eurodollar Rate Loans, a rate of two and three-quarters (2 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower (or Huntco on behalf of such Borrower) as in effect three (3) Business Days after the date of receipt by Lender of the request of a Borrower (or Huntco on behalf of such Borrower) for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower or Huntco); and

(b) notwithstanding anything to the contrary contained herein, the Interest Rate shall mean the rate of three (3%) percent per annum in excess of the Prime Rate as to Prime Rate Loans and the rate of four and three-quarters (4 3/4%) percent per annum in excess of the Adjusted Eurodollar Rate as to Eurodollar Rate Loans, at Lender's option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid in full, or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Lender and (ii) on the Loans to a Borrower at any time outstanding in excess of the amounts available to such Borrower under Section 2 (whether or not such excess(es) arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default)."

9. Maximum Credit. Section 1.56 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

"1.56 "Maximum Credit" shall mean the following: (a) $80,000,000 from the date of Amendment No. 1 through and including June 30, 2001,
(b) $70,000,000 from July 1, 2001 through and including October 30, 2001 and (c) $60,000,000 from October 31, 2001 and at all times thereafter.

10. Loans. Section 2.1 of the Loan Agreement is hereby amended by adding the following new Section 2.1(d) thereto:

"(d) Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements, on each date when any reduction to the Maximum Credit becomes effective, Borrowers agree absolutely and unconditionally to automatically and without notice or demand make a payment in respect of the Loans and Letter of Credit Accommodations in an amount equal to the excess, if any, of the aggregate amount of the Loans and Letter of Credit Accommodations outstanding on such date over the Maximum Credit as so reduced in immediately available funds."

11. Collateral Reporting. Section 7.1(a) of the Loan Agreement is hereby amended by adding the following new Section 7.1(a)(iii) thereto:

"and (iii) reports identifying all Enron Inventory Collateral and
any other assets      subject to the right of Borrowers to put any such
assets to Enron or the right of Enron to require that any Borrower sell such assets to Enron and any assets that any Borrower has the right to require that Enron sell to any Borrower, which set forth, among other things, the type, value and location of such inventory, together with copies of any notices or related materials received by Borrowers from Enron in connection with the Enron Inventory Agreements;"

12. Financial Statements and Other Information. Section 9.6 of the Loan Agreement is hereby amended by adding the following new Section 9.6(e) thereto:

"(e) At any time and from time to time upon Lender's request, Borrowers shall provide Lender (whether on a consistent basis or periodically as Lender may elect) with a copy of each written confirmation or other written notice of any exercise by any Borrower of any of the following promptly upon the receipt thereof by any Borrower or Guarantor: (i) any put option with respect to any Commodity or other product under the Enron Inventory Agreements, (ii) any exercise by any Borrower of any call option with respect to any Commodity or other product by any Borrower under the Enron Inventory Agreements and (iii) the purchase by Enron of any Commodity or other product on behalf of any Borrower pursuant to the Enron Inventory Agreements. On or before the tenth (10th) day of each month, or more frequently as Lender may request, Borrowers shall furnish to Lender a summary of the purchases and sales of Commodity or other product between any Borrower and Enron during the immediately preceding month, which summary shall include the total amount owing by Borrowers to Enron and the total amount owing by Enron to Borrower as of the end of such month."

13. Sale of Assets, Etc. Section 9.7(b) of the Loan Agreement is hereby amended by adding the following new Sections 9.7(b)(v) and (vi) thereto:

"or (v) the Blytheville Sale, provided, that, each of the following conditions is satisfied: (A) Lender shall have received a true, correct and complete copy of the Blytheville Asset Purchase Agreement and all other agreements, documents and instruments related thereto requested by Lender, duly executed, authorized and delivered by the parties thereto, (B) the Blytheville Asset Purchase Agreement shall be in form and substance satisfactory to Lender, (C) the gross purchase price in connection with the Blytheville Sale shall be not less than $17,000,000, (D) Lender shall have received, in cash or other immediately available funds, the amount of not less than $6,474,000 from the proceeds of the Blytheville Sale, for application to the Obligations in such order and manner as Lender may determine, (E) Lender shall have received evidence, in form and substance satisfactory to Lender, that all consents from any Governmental Authority or other Person required in connection with the Blytheville Sale have been obtained and are in full force and effect, including, without limitation, from the City of Blytheville, the Blytheville 1992 Bond Trustee and the Blytheville Subordinate Bond Trustee, (F) Lender shall have received copies of the executed deed of sale and any such other transfer documents and instruments in connection therewith, as duly authorized, executed and delivered by the parties thereto, (G) Lender shall have received a Collateral Access Agreement, in form and substance satisfactory to Lender, with respect to the portion of the Real Property located in Blytheville, Arkansas (which constitutes part of the Blytheville Fixed Assets) in which Huntco Steel shall continue to keep or store any of its Collateral, duly authorized, executed and delivered by Blytheville Purchaser (the "Blytheville Purchaser Collateral Access Agreement"), (H) Lender shall have received, in form and substance satisfactory to Lender, a fully executed original Modification Agreement No. 1 With Respect to Fee and Leasehold Mortgage, Security Agreement and Assignment of Leases and Rents, Partial Release, Partial Subordination and Termination of Intercreditor Agreements, (I) Lender shall have received, in form and substance satisfactory to Lender, an endorsement issued by First American Title Insurance Company ("First American") in favor of Lender to title policy bearing policy no. LP3621124 issued by First American in favor of Lender,
(J) the Blytheville Sale pursuant to the Blytheville Asset Purchase Agreement shall have occurred and each of the conditions set forth herein shall have been satisfied by no later than the date of Amendment No. 1 and (K) as of the date of such sale and after giving effect thereto, no Event of Default, or event, act or condition which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, or

(vi) the Springfield Real Property Sale, provided, that, each of the following conditions is satisfied: (A) Lender shall have received a true, correct and complete copy of the Springfield Sale Contract and all other agreements, documents and instruments related thereto requested by Lender, duly executed, authorized and delivered by the parties thereto, (B) the Springfield Sale Contract shall be in form and substance satisfactory to Lender,
(C) the purchase price in connection with the Springfield Real Property Sale shall be not less than $470,000, (D) Lender shall have received, in cash or other immediately available funds, the amount of not less than $435,000 constituting all of the proceeds of the Springfield Real Property Sale, for application to the Obligations in such order and manner as Lender may determine, (E) Lender shall have received copies of the executed deed of sale and any such other transfer documents and instruments in connection therewith, as duly authorized, executed and delivered by the parties thereto, (F) the Springfield Real Property Sale pursuant to the Springfield Sale Contract shall have occurred and each of the conditions set forth herein shall have been satisfied by no later than August 15, 2001 and (G) as of the date of such sale and after giving effect thereto, no Event of Default, or event, act or condition which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred;"

14. Encumbrances. Section 9.8 of the Loan Agreement is hereby amended by adding the following new subsections (m) and (n) at the end thereof:

"(m) the security interests and liens on the assets of Borrowers and Guarantors of Enron to secure Indebtedness permitted under Section 9.9(k) below, provided, that, such security interests and liens are and shall be subject to the Enron
Intercreditor Agreement; and

(n) the security interests and liens on the assets of Borrowers and Guarantors of Enron to secure Indebtedness permitted under Section 9.9(l) below and the other obligations of Borrowers and Guarantors arising under the Enron Inventory Agreements, provided, that, such security interests and liens are and shall be subject the Enron Intercreditor Agreement."

15. Indebtedness. Section 9.9 of the Loan Agreement is hereby amended by adding the following new subsections (k) and (l) at the end thereto:

"(k) secured Indebtedness of Borrowers and Guarantors to Enron evidenced by the Enron Credit Agreements as amended from time to time; provided, that, (i) the aggregate principal amount of such Indebtedness shall not exceed $10,000,000, less the aggregate amount of all repayments, repurchases or redemptions of principal, whether optional or mandatory in respect thereof, (ii) on the date of Amendment No.1, Lender shall receive the amount of $4,664,000, in immediately available funds, from the loan proceeds disbursed by Enron pursuant to such Enron Credit Agreements for application to the Obligations in such order and manner as Lender may determine, (iii) on the date of Amendment No.1, Huntco Steel shall receive the balance of the loan proceeds disbursed by Enron pursuant to such Enron Credit Agreements, in immediately available funds, in the amount of $5,336,000 to be used exclusively for the prompt payment by Huntco Steel of its existing trade payables owing to its trade vendors and to pay for transaction expenses incurred in connection with entering into the Enron Credit Agreements, the Enron Inventory Agreements, the Blytheville Sale and Amendment No.1, (iv) Lender shall have received true, correct and complete copies of the Enron Credit Agreements requested by Lender, as duly authorized, executed and delivered by the parties thereto, (v) the Indebtedness evidenced by the Enron Credit Agreements shall be subject and subordinate in right of payment to the indefeasible payment and satisfaction in full of all of the Obligations as set forth in the Enron Intercreditor Agreement,
(vi) the security interests in and liens upon the assets of Borrowers and Guarantors that may secure such Indebtedness shall be subject to the security interests and liens of Lender therein as set forth in the Enron Intercreditor Agreement, (vii) Borrowers and Guarantors shall not, directly or indirectly, (A) amend, modify, alter or change the terms of the Enron Credit Agreements as in effect on the date of Amendment No. 1 so as to cause the forgiveness or cancellation of any portion of such Indebtedness (other than pursuant to payments thereof), or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (excluding regularly scheduled payments of principal, interest and fees, subject to the terms of the Enron Intercreditor Agreement),
(viii) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or any Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or any Guarantor or on its behalf, concurrently with the sending thereof, as the case may be and (ix) Lender shall have received, in form and substance satisfactory to Lender, an original of the Enron Intercreditor Agreement, providing for, among other things, the subordination of the security interests in and liens upon the assets of Borrowers and Guarantors of Enron to the security interests and liens of Lender therein, duly authorized, executed and delivered by Enron, Borrowers and Guarantors;

(l) Indebtedness of any Borrower or any Guarantor to Enron arising pursuant to the sale of Inventory to Enron in accordance with the Enron Inventory Agreements as amended from time to time; provided, that, (i) the aggregate principal amount of such Indebtedness shall not exceed $60,000,000, (ii) Lender shall have received true, correct and complete copies of the Enron Inventory Agreements requested by Lender, as duly authorized, executed and delivered by the parties thereto, (iii) the security interests in and liens upon the assets of Borrowers and Guarantors that may secure such Indebtedness shall be subject to the Enron Intercreditor Agreement, and (iv) Borrowers and Guarantors shall furnish to Lender all notices or demands in connection with such Indebtedness either received by any Borrower or Guarantor or on its behalf, promptly after the receipt thereof, or sent by any Borrower or Guarantor or on its behalf, concurrently with the sending thereof, as the case may be."

16. Guarantees. Section 9.10 of the Loan Agreement is hereby amended by deleting clause (c) of such Section in its entirety and replacing it with the following:

"(c) (i) the guarantee by each Borrower and Guarantor of the Obligations of any Borrower in favor of Lender; and (ii) the guarantee in favor of Enron by each Borrower and Guarantor of the Indebtedness of any Borrower owing to Enron permitted under Sections 9.9(k) and (l);"

17. Dividends and Redemptions. Section 9.11 of the Loan Agreement is hereby amended by deleting clauses (d) and (e) of such Section in their entirety and replacing them with the following:

"(d) [Intentionally Deleted]; and

 (e) [Intentionally Deleted]"

18. Transactions with Affiliates. Section 9.12 of the Loan Agreement is hereby amended by deleting clause (b)(ii) of such Section in its entirety and replacing it with the following:

"(b)(ii) payments by Borrowers to Huntco of the monthly base management fee in accordance with the terms of the Management Services Agreement, dated as of July 1, 1993, between Huntco and Midwest (as in effect on the date hereof) and the Management Services Agreement, dated as of January 1, 1998, between Huntco and Huntco Steel (as in effect on the date hereof), provided, that, (A) the aggregate amount of such payments in any month shall not exceed $135,000 and (B) as of the date of any payment of such fees and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred,"

19. Fixed Charge Coverage Ratio. Section 9.16 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

"9.16 Fixed Charge Coverage Ratio.  The Fixed Charge
Coverage Ratio shall not be less than 1:1 for any Testing Period."

20. Enron Accounts. Notwithstanding anything to the contrary contained in the Loan Agreement or in any of the other Financing Agreements, none of the following shall be considered an Eligible Account: (a) any Account arising from the sale or other disposition of any Enron Inventory
Collateral or (b) any Account where Enron is the account debtor.

21. Additional Event of Default. Notwithstanding anything to the contrary contained in the Loan Agreement or in any of the other Financing Agreements, in addition to the Events of Default set forth therein, an event of default under any of the Enron Credit Agreements or any of the Enron Inventory Agreements shall also constitute an Event of Default under the Financing Agreements.

22. Maximum Credit Reduction Fee. In consideration of the reductions to the Maximum Credit set forth herein, Borrowers shall pay to Lender or Lender may, at its option, charge any loan account of Borrowers maintained by Lender, a line reduction fee in the aggregate amount of $150,000 which fee is fully earned as of the date hereof and shall constitute part of the Obligations, payable as follows: (a) $50,000 on the date hereof, (b) $50,000 on June 30, 2001, and (c) $50,000 on October 31, 2001, provided, that, all such payments shall become immediately due and payable upon the occurrence of an Event of Default.

23.  Default Waiver.

(a) Subject to the terms and conditions set forth herein, Lender hereby waives the Events of Default arising under Section 10.1(a) of the Loan Agreement as a result of the failure of Borrowers and Guarantors to deliver
(a) the unaudited consolidated financial statements and unaudited consolidating financial statements of Huntco and its Subsidiaries as required under Section 9.6(a)(i) of the Loan Agreement for each of the fiscal months ended October 31, 2000, November 30, 2000, December 31, 2000, January 31, 2001, February 28, 2001 and March 31, 2001, within forty-five (45) days after the end of such fiscal month and (b) the audited consolidated financial statements and unaudited consolidating financial statements of Huntco and its Subsidiaries as required under Section 9.6(a)(ii) of the Loan Agreement for the fiscal year ended December 31, 2000, together with the opinion of the independent certified public accountants of Borrowers with respect thereto, within ninety (90) days after the end of such fiscal year; provided, that, the audited consolidated financial statements and the unaudited consolidating financial statements as of December 31, 2000, together with such opinion of independent certified public accountants, and the unaudited consolidated and consolidating financial statements through the month ended March 31, 2001, shall be delivered to Lender by no later than June 15, 2001. In the event that Lender does not receive such financial statements and opinion by June 15, 2001, such failure shall constitute an Event of Default and the waivers set forth herein shall be of no force and effect.

(b) Lender has not waived, is not by this Amendment waiving, and has no intention of waiving any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to the Events of Default referred to above or otherwise), other than the Events of Default specifically referred to above. The foregoing waiver shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Lender arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

24.  Termination of Pledge Agreement and Intercreditor Agreement;
Release of Lien on Enron Inventory Collateral.

(a) Upon the consummation of each of the 1992 Redemption, the 1995/1996 Redemption and the Blytheville Sale in accordance with the terms hereof and the satisfaction of the conditions set forth in Section 26 of this Amendment, each of the Pledge and Security Agreement, dated April 15, 1999, by and between Huntco Nevada and Congress and the Intercreditor and Subordination Agreement, dated April 15, 1999, by and among the Blytheville Subordinate Bond Trustee, Huntco Nevada (in its capacity as the sole owner and holder of the Blytheville 1995 Bonds and the Blytheville 1996 Bonds) and Congress with respect to the pledge to Congress of the Blytheville 1995 Bonds and the Blytheville 1996 Bonds shall be deemed terminated and of no further force and effect.

(b) Upon the closing of transactions contemplated by Section 15 hereof and the satisfaction of the conditions set forth in Section 26 hereof, the Security Interests in and liens upon the Enron Inventory Collateral (if any) that have been granted by Borrowers pursuant to the Financing Agreements shall be released and terminated.

25. Additional Representations, Warranties and Covenants. Borrower represents, warrants and covenants with and to Lender as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lender to Borrower:

(a) No Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred as of the date of this Amendment (after giving effect to the amendments to the Financing Agreements and waivers made by this Amendment).

(b) This Amendment has been duly executed and delivered by Borrowers and Guarantors and is in full force and effect as of the date hereof and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

(c) In no event will any Enron Inventory Collateral or other product at any time owned by Enron be included in any report of the Inventory of Borrowers provided by Borrowers or Guarantors to Lender, unless specifically, conspicuously and separately identified as such in the report.

(d) Borrowers and Guarantors shall cause all Enron Inventory Collateral and any other product at any time owned by Enron at any location in which Borrowers and Guarantors keep or store Inventory to be specifically, conspicuously and separately identified as Enron Inventory Collateral and physically segregated from all other Inventory of Borrowers and Guarantors and shall at all times maintain its records and reports in such a manner that Lender may verify, in a manner satisfactory to Lender, that the Enron Inventory Collateral or any other product at any time owned by Enron is not or has not been included in any inventory report provided by any Borrower or Guarantor to Lender.

(e) The security interests in and liens of Lender upon all assets and properties of Huntco Steel, other than the Blytheville Fixed Assets (upon the effectiveness of the Blytheville Sale), the Springfield Real Property
(upon the effectiveness of the Springfield Real Property Sale) and the Enron Inventory Collateral, are and shall continue to be in full force and effect, including, but not limited to, all amounts at any time payable to Huntco Steel or any of its Affiliates, and all rights, benefits and remedies of Huntco Steel or any of its Affiliates, pursuant to each of the Blytheville Asset Purchase Agreement and the Springfield Sale Contract.

(f) To the extent set forth in Section 9.7(b)(v)(D) of the Loan Agreement, Huntco Steel shall cause all amounts at any time payable to Huntco
Steel or any of its Affiliates pursuant to the Blytheville Asset Purchase Agreement or any related agreements to be paid by Blytheville Purchaser directly to Lender for application to the Obligations in such order and manner as Lender may determine.

(g) Huntco Steel shall cause all amounts at any time payable to Huntco Steel or any of its Affiliates pursuant to the Springfield Sale Contract or any related agreements to be paid by Springfield Purchaser directly to Lender for application to the Obligations in such order and manner as Lender may determine.

(h)  To the extent set forth in Section 9.7(b)(v)(D) of the Loan
Agreement, in the event Huntco Steel or any of its Affiliates receives any amounts at any time payable to Huntco Steel or any of its Affiliates pursuant to the Blytheville Asset Purchase Agreement or any related agreements, documents and instruments, such amounts shall be collected by Huntco Steel or its Affiliates as the property of Lender and held by it or them in trust for Lender and shall on the day received be remitted to Lender in the form received, with any necessary assignments or endorsements for application to the Obligations of Borrowers to Lender in such order and manner as Lender may determine.

(i) In the event Huntco Steel or any of its Affiliates receives any amounts at any time payable to Huntco Steel or any of its Affiliates pursuant to the Springfield Sale Contractor any related agreements, documents and instruments, such amounts shall be collected by Huntco Steel or its Affiliates as the property of Lender and held by it or them in trust for Lender and shall on the day received be remitted to Lender in the form received, with any necessary assignments or endorsements for application to the Obligations of Borrowers to Lender in such order and manner as Lender may determine.

(j) Huntco Steel shall remove all of its assets and properties from the Real Property that is subject to the Blytheville Sale prior to the expiration of Congress' right to access such Real Property pursuant to the Blytheville Purchaser Collateral Access Agreement.

26. Conditions Precedent for Amendment. The effectiveness of the amendments contained herein shall be subject to the satisfaction of each of the following, in a manner satisfactory to Lender and its counsel:

(a) Lender shall have received this Amendment duly authorized, executed and delivered by the parties hereto;

(b) Lender shall have received, in form and substance satisfactory to Lender, an original of the Enron Intercreditor Agreement, duly authorized, executed and delivered by the parties thereto;

(c) Lender shall have received, in form and substance satisfactory to Lender, an original of the Pledge and Security Agreement, dated on or about the date hereof, by Huntco in favor of Congress with respect to the pledge of the stock of Huntco Nevada, duly authorized, executed and delivered by Huntco, together with the original stock certificates representing all of the issued and outstanding shares of Huntco Nevada;

(d) Lender shall have received, in form and substance satisfactory to Lender, an original of the Pledge and Security Agreement, dated on or about the date hereof, by Huntco Nevada in favor of Congress with respect to the pledge of the stock of Huntco Steel and Midwest, duly authorized, executed and delivered by Huntco Nevada, together with the original stock certificates representing all of the issued and outstanding shares of each of Huntco Steel and Midwest;

(e) Lender shall have received, in form and substance satisfactory to Lender, the consent of each of the financial institutions which have acquired a participation in the interests and Obligations of Lender under the Financing Agreements to the terms and provisions of this Amendment;

(f) Lender shall have received, in form and substance satisfactory to Lender, true correct and complete copies of each of the following as duly authorized, executed and delivered by the parties thereto: (i) the Enron Credit Agreements requested by Lender (including, without limitation, the First Amendment to Loan Agreement, dated on or about the date hereof, by and among Enron, Borrower and Guarantors), (ii) the Enron Inventory Agreements requested by Lender and (iii) the Blytheville Asset Purchase Agreement and all agreements, documents and instruments related thereto requested by Lender;

(g) Lender shall have received, in form and substance satisfactory to Lender, an original of the Blytheville Purchaser Collateral Access Agreement, duly authorized, executed and delivered by Enron; and

(h) Lender shall have received, in form and substance satisfactory to Lender, letters from each counsel of Borrowers which have delivered opinions to Enron in connection with the arrangements contemplated by the Enron Credit Agreements and the Enron Inventory Agreements, stating that Congress may rely on such opinions;

(i) no Event of Default, or event, act or condition which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred (after giving effect to the amendments to the Financing Agreements made by this Amendment).

27. Effect of this Amendment. Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

28. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be necessary or desirable to effectuate the provisions and purposes of this Amendment.

29. Governing Law. The validity, interpretation and enforcement of this Amendment and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois (without giving effect to principles of conflicts of laws).

30. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

31. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

32. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment by telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment as to such party or any other party.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Please sign the enclosed counterpart of this Amendment in the space provided below, whereupon this Amendment, as so accepted by Lender, shall become a binding agreement among Borrowers, Guarantors and Lender.

Very truly yours,


CONGRESS FINANCIAL CORPORATION(CENTRAL)

By:
Title:


AGREED:

HUNTCO STEEL, INC.

By:
Title:

MIDWEST PRODUCTS, INC.

By:
Title:

HUNTCO INC.

By:
Title:

HUNTCO NEVADA, INC.

By:
Title:

HSI AVIATION, INC.

By:
Title: